Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:
Tony Scullion	Lazar Partners, Ltd.
Chief Executive Officer	Fern Lazar, President
(201) 802-7100	(212) 867-1765

Memory Pharmaceuticals Announces Management Change

Montvale, New Jersey – December 14, 2004 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that Dennis M. Keane, Chief Financial Officer has resigned from the Company effective December 24, 2004 to spend more time with his family. Mr. Keane will continue to work with the Company as a consultant through the completion of the Company’s year-end 2004 audit. Joseph M. Donabauer, Controller and Principal Accounting Officer, has been appointed to Vice President, and will oversee the Company’s finance functions until Mr. Keane’s successor is named.

“I want to thank Dennis for his many contributions to the Company,” said Tony Scullion, Chief Executive Officer of Memory Pharmaceuticals. “I, Joe Donabauer and the rest of the Finance team, wish Dennis and his family all the best in the future.”

Mr. Donabauer has over 20 years of financial management experience. He has served as Memory Pharmaceuticals’ Controller since 2002 and the Company’s Principal Accounting Officer since December 2003. Prior to joining Memory Pharmaceuticals, Mr. Donabauer held senior financial management positions including Controller of the New Jersey operations at Genzyme Biosurgery (formerly Biomatrix Incorporated). Prior to joining Genzyme, Mr. Donabauer held financial management positions at Hoffman-La Roche and Reckitt & Colman (now Reckitt Benckiser).

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system (CNS) disorders such as Alzheimer’s disease, depression, schizophrenia, vascular dementia, Mild Cognitive Impairment, and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: conducting preclinical and clinical trials of the company’s drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize the company’s drug candidates; the company’s dependence on its collaborations with Roche and its license relationship with Bayer; the company’s ability to enter into and maintain collaborations with third parties for its other early stage drug development programs; achieving milestones under the company’s collaborations; obtaining additional financing to support the company’s R&D and clinical activities and operations; the company’s dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to the company. These and other risks are described in greater detail in the company’s filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. The company disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

# # #